DEER CONSUMER PRODUCTS, INC.
Area 2, 1/F, Building M-6,
Central High-Tech Industrial Park, Nanshan,
Shenzhen, China 518057

November 9, 2009

Mr. Anthony DiGiovanni, Sr.
Chief Executive Officer
Seaboard Securities, Inc.
18 Columbia Turnpike
Florham Park, New Jersey  07932

Re: Clarification of Warrants Received by Certain Registered Representatives of Seaboard Securities, Inc. and Martinez Ayme Securities, Inc. as filed as Exhibit 99.1 to Post-effective Amendment No. 1 to the S-1 Registration Statement of Deer Consumer Products, Inc (the “Company”) Effective On June 3, 2009 (the “S-1 Registration Statement”).

Dear Mr. DiGiovanni,

This letter is being provided to you in connection with your request to the Company to clarify the issuance of warrants by the Company to certain registered representatives (the “Registered Representatives”) of Martinez Ayme Securities, Inc. a registered broker-dealer and FINRA member firm (“Martinez Ayme”) and Seaboard Securities, Inc. a registered broker-dealer and FINRA member firm (“Seaboard Securities”) in connection with a private placement (the “Offering”) of the Company’s securities under Regulation D promulgated by the Securities and Exchange Commission under the Exchange Act of 1933, as amended, during the period of January, 2009 through March, 2009 (the “Offering Period”). During the Offering Period certain registered representatives of Martinez Ayme who sold securities under the Offering became employed by a branch office of Seaboard Securities.

The S-1 Registration Statement set forth the aggregate compensation received by the Registered Representatives. Set forth below is a description of the warrants received by the Registered Representatives, specifically identifying the number of warrants received by the Registered Representatives from each of Martinez Ayme and Seaboard Securities. The aggregate number of shares represented by the warrants described below does not reflect the 2:1 forward split by the Company on October 8, 2009.

1.
Eric Anderson was the former a branch manager at Martinez Ayme Securities and Seaboard Securities.  Mr. Anderson acquired warrants to purchase 829 shares of our common stock from  Martinez Ayme and warrants to purchase 387 shares of our common stock from Seaboard Securities, Inc. as compensation as a branch manager.

Mr. Anthony DiGiovanni, Sr.
November 9, 2009
Page of 2 of 2

2.	Guy Durand is currently a registered representative of Seaboard Securities. Mr. Durand acquired his warrants to purchase 1,101 shares of our common stock from Seaboard Securities as compensation.

3.
Talman Harris is currently a registered representative of Seaboard Securities. Mr. Harris acquired warrants to purchase 13,174 shares of our common stock from Martinez Ayme as compensation and warrants to purchase 3,674 shares of our common stock from William Scholander.

4.
Akgif Newnie is currently a registered representative of Seaboard Securities. Mr. Newnie acquired warrants to purchase 459 shares of our common stock from Martinez Ayme and  warrants to purchase 846 shares of our common stock from Seaboard Securities as compensation.

5.
William Scholander is a registered representative of Seaboard Securities, Inc., a registered broker-dealer and FINRA member firm. Mr. Scholander acquired warrants to purchase 13,174 shares of our common stock from Martinez Ayme and warrants to purchase 7,348 shares of our common stock from from Seaboard Securities as compensation.

The aggregate compensation paid to the Registered Representatives has not changed and therefore the Company does not consider following description a material change to the prospectus contained in the S-1 Registration Statement. However, the Company has agreed with you, with your consent, to file this letter as Exhibit 99.9 to post effective Amendment No. 1 to the S-1 Registration Statement.

Yours Sincerely,

/s/ Ying He
Ying He,
Chairman and Chief Executive Officer